Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES CORPORATION REPORTS SECOND QUARTER AND SIX-MONTH 2025 EARNINGS

Houston, Texas – May 8, 2025 – Geospace Technologies Corporation (NASDAQ: GEOS) (“the “Company") today announced results for its second quarter ended March 31, 2025. For the three-months ended March 31, 2025, Geospace reported revenue of $18.0 million, compared to revenue of $24.3 million for the comparable year-ago quarter. Net loss for the three-months ended March 31, 2025, was ($9.8) million, or $(0.77) per diluted share, compared to a net loss of ($4.3) million, or $(0.32) per diluted share, for the quarter ended March 31, 2024.

For the six-months ended March 31, 2025, Geospace reported revenue of $55.2 million compared to revenue of $74.3 million for the comparable year-ago period. Net loss for the six-months ended March 31, 2025, was ($1.4) million, or $(0.11) per diluted share, compared to net income of $8.4 million, or $0.62 per diluted share, for the six-months ended March 31, 2024.

Management’s Comments

Richard “Rich” Kelley, President and CEO of the Company said, “Like many companies, the second quarter provided volatility for our company. We had record performance in our Smart Water segment, with our Hydroconn® universal connectors continuing to outperform year over year. We are also experiencing increased interest in our Aquana product offerings. Offsetting that is the on-going uncertainty in the Energy Solutions segment. Global trade concerns, tariffs, and decreasing oil prices have impacted project decisions for our customers, resulting in delayed and canceled opportunities. Our Intelligent Industrial segment is negatively impacted by tariff concerns, especially for our EXILE products. Recognizing those external factors, we are working to optimize our supply chains to minimize the impact to our company and our customers. We are well-positioned to exploit the tremendous potential we have created with our innovative IoT technologies, our talented staff and our continuing diversification into new high-margin markets in the Smart Water and Intelligent Industrial markets.

Points specifically fueling optimism for future periods include Hydroconn universal connectors achieving their highest first six-months revenue ever and continuing growth, a recently announced Mariner contract with interest in possible future requirements, and the on-going PRM studies, which reinforces the market’s interest in our technology. Additionally, our current backlog places us in a strong position going into the second half of the year. Importantly, the longstanding strength of our balance sheet with no debt and $19.8 million in cash and short-term investments establishes our conservative approach to managing the business. Executive leadership continues to address workforce costs and development expenses on our path to sustained profitability. Beyond our traditional conservative fiscal management in our profitability plan, we continue to pursue growth through acquisition with immediately accretive additions to topline revenue. Overall, I have continued optimism that our company is well positioned to perform in our newer markets.”

Smart Water Segment

The Company’s Smart Water segment generated revenue of $9.5 million for the three-month period ended March 31, 2025. Revenue for the three-month period ended March 31, 2024, was $6.4 million, an increase of 47.8%. Revenue for the six-month period was $16.8 million compared to $10.6 million from the same prior year period. This marks a record high level of second quarter revenue and first half revenue for our Smart Water Segment. Additionally this quarter, the Company surpassed 27 million Hydroconn® universal AMI connectors sold, driving confidence in the ability to grow Geospace’s role in providing enablement technologies to the water management market. To further stimulate utility connector sales, the Company completed an internal audit to confirm Hydroconn connectors comply with the Build America, Buy America Act (BABA). BABA compliance is often mandated for application of federal funds from the Infrastructure Investment and Jobs Act.

Energy Solutions Segment

Second quarter revenue from the Company’s Energy Solutions segment totaled $2.6 million for the three months ended March 31, 2025. This compares to $11.0 million in revenue for the same period a year ago representing a decrease of 76.5%. Revenue for the six-month period ended March 31, 2025, is $26.9 million, a decrease of 47.3% over the equivalent prior year period of $50.9 million. The decrease in revenue for the three-month period and six-month period was due to lower utilization for our marine ocean bottom node rental fleet and concerns of collectability of receivables from a rental customer.  As a result of this determination, the rent receivable balance due from this customer of $2.2 million was reversed against rental revenue. Any future cash received from this customer will be recognized as rental revenue. The Company remains optimistic about the role the Pioneer product will play in the land seismic survey market. Sales engagements are active in both domestic and international markets for this ultralight weight connectorless product. The Company also continues to have discussions with potential clients for future PRM systems. The Company is currently performing engineering services for two Front-End Engineering and Design (FEED) studies for a major oil producer.

Intelligent Industrial Segment

Revenue from the Company’s Intelligent Industrial segment totaled $5.9 million for the three-month period ended March 31, 2025. This compares with $6.7 million from the equivalent year ago period, representing a decrease of 12.8%. Revenue for the six-month period ending March 31, 2025, was $11.5 million. This compares to the same prior period revenue of $12.6 million, a decrease of 8.8%. The decrease in revenue for both periods was primarily due to revenue recognized for the three and six months ended March 31, 2024 on a government contract completed in the fourth quarter of fiscal year 2024 and lower demand for our imaging products. The decrease for both periods was partially offset by an increase in demand for our sensor products.

Balance Sheet and Liquidity

For the six-month period ended March 31, 2025, the Company used $13.4 million in cash and cash equivalents from operating activities. The Company generated $15.5 million of cash from investing activities that included $18.9 million in proceeds from the sale of short-term investments and $1.7 million in proceeds from the sale of rental equipment offset by $4.4 million for additions to property, plant and equipment as well as, $0.9 million in additions to the rental fleet.

As of March 31, 2025, the Company had $19.8 million in cash and short-term investments and maintained an additional borrowing availability of $14.9 million under its bank credit agreement with no borrowings outstanding. For the six-month period ended March 31, 2025, the Company’s working capital is $71.4 million which includes $36.3 million of trade accounts and financing receivables. Additionally, The Company owns unencumbered property and real estate in both domestic and international locations. The sale of excess land and facilities owned by Geospace positioned adjacent to our Houston facility will be completed in the third quarter.

Conference Call Information

The Company will host a conference call to review its second quarter fiscal year 2025 financial results on Friday, May 9, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). (800) 267-6316 (US) or (203) 518-9814 (International). Please reference the conference ID: GEOSQ225 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of the Company’s website at www.geospace.com.

About Geospace Technologies

Geospace Technologies is a global technology and instrumentation manufacturer specializing in advanced sensing, IOT and highly ruggedized products, which serve smart water, energy exploration, industrial, government and commercial customers worldwide. The Company’s products blend engineering expertise with advanced analytic software to optimize energy exploration, enhance national and homeland security, empower water utility and property managers, and streamline electronic printing solutions. With more than four decades of excellence, the Company’s more than 450 employees across the world are dedicated to engineering and technical quality. Geospace is traded on the U.S. NASDAQ stock exchange under the ticker symbol GEOS and has been added to the Russell 2000®, Russell 3000®, and Russell Micro-cap®. For more information, visit www.geospace.com.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “could”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward- looking statements include, statements regarding our expected operating results and expected demand for our products in various segments. These forward-looking statements reflect our current judgment about future events and trends based on currently available information. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10- Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels, the continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward- looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

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GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Revenue:
Products	$18,708	$19,497	$51,353	$63,211
Rental	(685)	4,773	3,893	11,091
Total revenue	18,023	24,270	55,246	74,302
Cost of revenue:
Products	13,747	14,995	28,016	38,837
Rental	2,528	3,394	5,333	7,348
Total cost of revenue	16,275	18,389	33,349	46,185

Gross profit	1,748	5,881	21,897	28,117

Operating expenses:
Selling, general and administrative	6,775	6,546	14,195	12,372
Research and development	5,235	3,863	10,129	7,465
Provision for (recovery of) credit losses	19	(22)	19	(51)
Total operating expenses	12,029	10,387	24,343	19,786

Income (loss) from operations	(10,281)	(4,506)	(2,446)	8,331

Other income (expense):
Interest expense	(43)	(44)	(87)	(100)
Interest income	693	247	1,438	482
Foreign currency transaction losses, net	(255)	(20)	(269)	(183)
Other, net	(38)	7	(71)	(67)
Total other income, net	357	190	1,011	132

Income (loss) before income taxes	(9,924)	(4,316)	(1,435)	8,463
Income tax expense (benefit)	(126)	11	(13)	111
Net income (loss)	$(9,798)	$(4,327)	$(1,422)	$8,352

Income (loss) per common share:
Basic	$(0.77)	$(0.32)	$(0.11)	$0.63
Diluted	$(0.77)	$(0.32)	$(0.11)	$0.62

Weighted average common shares outstanding:
Basic	12,792,803	13,343,793	12,772,981	13,297,324
Diluted	12,792,803	13,343,793	12,772,981	13,471,775

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	March 31, 2025	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$8,294	$6,895
Short-term investments	11,531	30,227
Trade accounts and financing receivables, net	36,298	21,868
Inventories, net	27,268	26,222
Assets held for sale	1,841	1,841
Prepaid expenses and other current assets	1,781	2,313
Total current assets	87,013	89,366

Non-current inventories, net	18,996	18,031
Rental equipment, net	11,645	14,186
Property, plant and equipment, net	23,662	21,083
Non-current trade accounts and financing receivables	4,727	6,375
Operating right-of-use assets	361	464
Goodwill	736	736
Other intangible assets, net	1,574	1,649
Other non-current assets	250	304
Total assets	$148,964	$152,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$5,369	$8,003
Operating lease liabilities	117	173
Other current liabilities	10,084	9,021
Total current liabilities	15,570	17,197

Non-current operating lease liabilities	280	339
Deferred tax liabilities, net	22	34
Total liabilities	15,872	17,570

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 14,360,212 and 14,206,082 shares issued, respectively; and 12,801,952 and 12,709,381 shares outstanding, respectively	144	142
Additional paid-in capital	98,236	97,342
Retained earnings	53,860	55,282
Accumulated other comprehensive loss	(4,648)	(4,257)
Treasury stock, at cost, 1,558,260 and 1,496,701 shares, respectively	(14,500)	(13,885)
Total stockholders’ equity	133,092	134,624
Total liabilities and stockholders’ equity	$148,964	$152,194

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities:
Net income (loss)	$(1,422)	$8,352
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income tax expense (benefit)	(11)	15
Rental equipment depreciation	3,415	6,026
Property, plant and equipment depreciation	1,770	1,682
Amortization of intangible assets	74	204
Accretion of discounts on short-term investments	(156)	(234)
Stock-based compensation expense	896	762
Provision for (recovery of) credit losses	19	(51)
Inventory obsolescence expense	905	110
Gross profit from sale of rental equipment	(15,820)	(20,553)
(Gain) loss on disposal of property, plant and equipment	(93)	10
Realized gain on investments	(10)	—
Effects of changes in operating assets and liabilities:
Trade accounts and financing receivables	1,829	5,963
Inventories	(3,518)	(5,566)
Other assets	688	873
Accounts payable trade	(2,633)	(684)
Other liabilities	666	(3,180)
Net cash used in operating activities	(13,401)	(6,271)

Cash flows from investing activities:
Purchase of property, plant and equipment	(4,419)	(3,166)
Proceeds from the sale of property, plant and equipment	131	2
Investment in rental equipment	(900)	(3,949)
Proceeds from the sale of rental equipment	1,704	30,502
Purchases of short-term investments	—	(19,293)
Proceeds from the sale of short-term investments	18,862	4,000
Payments received on note receivable related to sale of subsidiary	76	—
Net cash provided by investing activities	15,454	8,096

Cash flows from financing activities:
Purchase of treasury stock	(615)	—
Net cash used in financing activities	(615)	—

Effect of exchange rate changes on cash	(39)	134
Increase in cash and cash equivalents	1,399	1,959
Cash and cash equivalents, beginning of period	6,895	18,803
Cash and cash equivalents, end of period	$8,294	$20,762

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$113	$—
Accounts and financing receivables related to sale of rental equipment	14,701	—
Inventory transferred to rental equipment	2,395	5,352

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Revenue:
Smart Water	$9,472	$6,411	$16,760	$10,645
Energy Solutions	2,588	11,035	26,870	50,946
Intelligent Industrial	5,883	6,749	11,460	12,562
Corporate	80	75	156	149
Total	$18,023	$24,270	$55,246	$74,302

Income (loss) from operations:
Smart Water	$1,420	$1,666	$1,790	$2,761
Energy Solutions	(6,668)	(1,948)	6,614	13,120
Intelligent Industrial	(1,287)	(708)	(2,227)	(899)
Corporate	(3,746)	(3,516)	(8,623)	(6,651)
Total	$(10,281)	$(4,506)	$(2,446)	$8,331